Exhibit 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                               Three months
                                                              ended March 31,
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                                                            2004           2003
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                                                           (Dollars, except per
                                                             share amounts,and
                                                            shares in thousands)
Income (Numerator):
Net income                                            $    83,279        83,919
Dividends applicable to preferred stock                      (100)         (100)
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Net income applicable to common stock                      83,179        83,819
Dividends applicable to preferred stock                       100           100
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Net income as adjusted for purposes of
 computing diluted earnings per share                 $    83,279        83,919
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Shares (Denominator):
Weighted average number of shares:
    Outstanding during period                             142,624       143,034
    Employee Stock Ownership Plan shares not
     committed to be released                                 (39)         (133)
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Number of shares for computing basic
 earnings per share                                       142,585       142,901

Incremental common shares attributable
 to dilutive securities:
    Shares issuable under convertible securities              435           435
    Shares issuable under stock option plan                   327           461
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Number of shares as adjusted for purposes of
 computing diluted earnings per share                     143,347       143,797
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Basic earnings per share                              $       .58           .59
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Diluted earnings per share                            $       .58           .58
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